CONVERTIBLE NOTE

$125,000.00 (Loan Amount)	October 17, 2014 (the “Issuance Date”)

FOR VALUE RECEIVED, Landstar. Inc., a Nevada Corporation (the “Company”). hereby promises to pay to the order of Atlantic Holding Corp., a Corporation, or it’s assignees (the “Holder”) the principal amount of [$125,000.00], on demand of the Holder (the “Maturity Date”). This note consolidates payments made by the Holder on the Company’s behalf. The principal balance of this Note shall be payable pursuant to Paragraph l.

1. Payments of Principal and Interest.

(a) Payment of Principal. The principal balance of this Note shall be paid to the Holder hereof on the Demand. The Company shall not prematurely pay or prepay any outstanding principal balance to the Holder. This note may be assigned by the Holder in its sole discretion. The unpaid principal of this Note shall bear no interest rate.

General Payment Provisions. This Note shall be made in lawful money of the United States of America by check to such account as the Holder may from time to time designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day and. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Florida are authorized or required by law or executive order to remain closed.

2. Conversion of Note. Notwithstanding anything contained herein to the contrary, at any time prior to the Maturity Date, this Note shall, at the option of the Holder, be convertible into: shares of the Company’s common stock on the terms and conditions set forth in this Paragraph 2.

(a) Certain Defined Terms. For purposes of this Note, the following terms shall have the following meanings:

(1)	“Conversion Amount” means the sum of (A) the principal amount of this Note to be converted with respect to which this determination is being made, and (B) Default Interest, if any, on unpaid interest and principal, if so included at the Holder’s sole discretion.
(2)	“Conversion Price” means Holder may convert any portion of the principal amount plus the accrued and unpaid interest hereon, into fully paid and non-assessable shares of Company’s Common Stock based on a conversion price of $0.00005. Whereas, the Company and Holder intend to limit the Holder upon any conversion to holding in excess 9.99% of the total issued and outstanding shares of common stock of the Company;
(3)	“Other Note” means the convertible notes, other than this Note, issued by the Company to the Holder whether prior, simultaneously with or hereinafter executed.
(4)	“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(b) Holder’s Conversion Right. At any time or times on or after the Issuance Date, the Holder, or its assignees, shall be entitled to convert any or all or a portion of the outstanding and unpaid principal amount of this Note into fully paid and non assessable shares of Common Stock (or Public Company Stock) in accordance with Paragraph 2(d), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock ( or Public Company Stock) upon any conversion; if such issuance would result in the issuance of a fraction of a share of Common Stock (or Public Company Stock), the Company shall round such fraction of a share of Common Stock (or Public Company Stock) up to the nearest whole share.

(c) Conversion Rate. The number of shares of Common Stock (or Public Company Stock) issuable upon conversion of a Conversion Amount of this Note pursuant to Paragraph 2(b) shall be determined according to the following formula (the “Conversion Rate”): Holder may convert any portion of the principal amount plus any accrued and unpaid interest hereon, into fully paid and non-assessable shares of Company’s Common Stock based on a share price of $0.00005 per share.

(d) Conversion Amount. Loan shall be converted pursuant to Securities Act of 1933, as amended (the “Act”) pursuant to Rule 144(b), and applicable state law into un-Legended shares at the Conversion Price. The Company shall use its best efforts to qualify and issue the shares as unrestricted pursuant to a conversion as unrestricted and freely transferable shares pursuant to state law that is consistent with Rule 144(b). All or any portion of the principal amount due and owing under these Notes may be converted at the option of Holder into fully paid and non-assessable shares of Stock of the Company at any time; provided, however, that no such conversion shall result in the Holder holding in excess 9.99% of the total issued and outstanding shares of common stock of the Company at any time.

(e) Mechanics of Conversion. The conversion of this Note shall be conducted in the following manner:

(1)	Holder’s Delivery Requirements. To convert this Note into shares of Common Stock (or Public Company Stock) on any date set forth in the Conversion Notice by the Holder (the “Conversion Date”), the Holder hereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Eastern Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit 2.(d)(l) (the “Conversion Notice”) to the Company; and (B) surrender to a common carrier for delivery to the Company as soon as practicable following the date of the Conversion Notice original of the Note being converted.
(2)	Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice. the Company shall as soon as practicable. but in no event later than three (3) Business Days after receipt of such Conversion Notice, send, via facsimile and overnight courier, a confirmation of receipt of such Conversion Notice (the “Conversion Confirmation”) to such Holder indicating that the Company will process such Conversion Notice in accordance with the terms herein. Within five (5) Business Days after the date of the Conversion Confirmation, the Company shall issue and surrender to a common carrier for delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder, for the number of shares of Common Stock (or Public Company Stock) to which the Holder shall be entitled. If less than the full principal amount of this Note is submitted for conversion, then the Company shall within five (5) Business Days after receipt of the Note and at its own expense, issue and deliver to the Holder a new Note for the outstanding principal amount not so converted; provided that such new Note shall be substantially in the same form as this Note.
(3)	Record Holder. The person or persons entitled to receive the shares of Common Stock (or Public Company Stock) issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock (or Public Company Stock) on the Conversion Date.

(f) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock (or Public Company Stock) upon the conversion of Notes.

3. Other Rights of Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock (or Public Company Stock) are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (or Public Company Stock) is referred to herein as “Organic Change.” Prior to the consummation of any (i) Organic Change or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the Holder) to deliver to Holder in exchange for this Note, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to this Note, and reasonably satisfactory to the Holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the Holders of a majority of the Conversion Amount of the Notes then outstanding) to ensure that each of the Holders will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock (or Public Company Stock) immediately theretofore acquirable and receivable upon the conversion of such Holder’s Note, such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock (or Public Company Stock) which would have been acquirable and receivable upon the conversion of such Holder’s Note as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Note).

(b). Security Interest. To the extent the principal amount of the Note is greater than $100,000, Company hereby grants Holder a continuing security interest in all presently existing and later acquired Collateral to secure all obligations and performance of Company’s duties hereunder (collectively, the “Obligations”). The term “Collateral” shall include the following categories of assets as defined in Article 9 of the Uniform Commercial Code of the State of Florida as amended (the “UCC”): goods (including inventory, equipment and any accessions thereto, instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations and any and all proceeds of any thereof wherever located, whether now owned or hereafter acquired. Notwithstanding anything contained herein to the contrary, any rights granted to Holder pursuant to the security interest granted hereunder may only be enforced following prior written notice of a default of the Obligations to Company with a five (5) day opportunity for each party to cure such default. If, pursuant to the UCC, prior notice must be given to the Company upon the occurrence of an event, a five (5) day notice period shall be sufficient. Company irrevocably authorizes the Holder at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that: (i) indicate the Collateral as all assets of Company or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail: and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (y) whether Company is an organization, the type of organization, and any organization identification number issued to Company, and, (z) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates; and contain a notification that Company has granted a negative pledge to the Holder, and that any subsequent lien or may be torturously interfering with the Holder’s rights. Company agrees to furnish any of the foregoing information to the Holder promptly upon request. Company ratifies its authorization for the Holder to have filed any like initial financing statements or amendments thereto if filed prior to the date hereof. The Holder may add any supplemental language to any such financing statement as the Holder may determine to be necessary or helpful in acquiring or preserving rights against third parties.

4. Reservation of Shares. The Company shall at all times, so long as any principal amount of the Notes is outstanding, reserve and keep available out of its authorized and unissued Common Stock (or Public Company Stock), solely for the purpose of effecting the conversion of the Notes, such number of shares of Common Stock (or Public Company Stock) as shall at all times be sufficient to effect the conversion of all of the principal amount of the Notes then outstanding; provided that the number of shares of Common Stock ( or Public Company Stock) so reserved shall at no time be less than one hundred ten percent (110%) of the number of shares of Common Stock (or Public Company Stock) for which the principal amount of the Notes are at any time convertible. The initial number of shares of Common Stock (or Public Company Stock) reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holders of the Notes based on the principal amount of the Notes held by each Holder at the time of issuance of the Notes or increase in the number of reserved shares, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder’s Notes, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock (or Public Company Stock) reserved for such transferor. Any shares of Common Stock (or Public Company Stock) reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining Holders, pro rata based on the principal amount of the Notes then held by such Holders.

5. Voting Rights. Holders shall have no voting rights, except as required by law.

6. Reissuance of Note. In the event of a conversion or redemption pursuant to this Note of less than all of the Conversion Amount represented by this Note, the Company shall promptly cause to be issued and delivered to the Holder, upon tender by the Holder of the Note converted or redeemed, a new note of like tenor representing the remaining principal amount of this Note which has not been so converted or redeemed and which is in substantially the same form as this Note.

7. Defaults and Remedies.

(a) Events of Default. An “Event of Default” is: (i) default for thirty (30) days in payment of interest or Default Interest on this Note; (ii) default in payment of the principal amount of this Note when due: (iii) failure by the Company for thirty (30) days after notice to it to comply with any other material provision of this Note; (iv) if the Company pursuant to or within the meaning of any Bankruptcy Law; (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case: (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; (D) makes a general assignment for the benefit of its creditors; or (E) admits in writing that it is generally unable to pay its debts as the same become due; or (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (I) is for relief against the Company in an involuntary case; (2) appoints a Custodian of the Company or for all or substantially all of its property; or (3) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days. The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(b) Remedies. If an Event of Default occurs and is continuing, the Holder of this Note may declare this entire Note, including any interest and Default interest and other amounts due, to be due and payable immediately.

8. Vote to Change the Terms of this Note. This Note and any provision hereof may only be amended by an instrument in writing signed by the Company and holders of a majority of the aggregate Conversion Amount of the Notes then outstanding.

9. Lost or Stolen Note. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note; provided, however, the Company shall not be obligated to re-issue a Note if the Holder contemporaneously requests the Company to convert such remaining principal amount into Common Stock (or Public Company Stock).

10. Payment of Collection, Enforcement and Other Costs. If: (i) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; or (ii) an attorney is retained to represent the Holder of this Note in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Note. then the Company shall pay to the Holder all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

11. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full; this Note shall automatically be deemed cancelled, shall be surrendered to the Company for cancellation and shall not be reissued.

12. Waiver of Notice. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

13. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. The Company covenants to each Holder of Notes that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth Of provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

15. Specific Shall Not Limit General Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any person as the drafter hereof.

16. Failure or Indulgence Not Waiver. No failure or delay on the part of this Note in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by its President on and as of the Issuance Date.

For Landstar. Inc. (The Company):

(Signature)

By:	Kevin Hayes	CEO
	(Print Name )	(Title)

For Atlantic Holding Corp, Inc.
(The Holder):

(Signature)

By:	John Foster	Managing Dir
	(Print Name )	(Title)

12130

ATLANTIC HOLDING CORP
70 E Sunrise Hwy, Valley Stream, NY 11581-1221

DATE 10-17-2014

PAY TO THE ORDER OF LANDSTAR, INC $125000 USD

ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS AND 00 CENTS DOLLARS

VOID AFTER 30 DAYS

SANTANDER BANK, N.A.

FOR CONVERTIBLE DEBT PURCHASE

⑈012130⑈ ⑆231372691⑆ 3942102307⑈

DEPOSIT